Exhibit 4.1

AMENDMENT NO. 1

TO

RIGHTS AGREEMENT

This AMENDMENT NO. 1 (this “Amendment”) is entered into as of November 16, 2015 between Walter Investment Management Corp., a Maryland corporation (the “Company”), and Computershare Trust Company, N.A., a federally chartered trust company, as Rights Agent (the “Rights Agent”), and amends and modifies that certain Rights Agreement (as defined below). All capitalized terms used in this Amendment and not otherwise defined herein shall have the meaning given them in the Rights Agreement.

WHEREAS, the Company and the Rights Agent entered into the Rights Agreement dated as of June 29, 2015 (the “Rights Agreement”), providing for, among other things, a dividend of one preferred share purchase right (a “Right”) for each share of Common Stock outstanding as of the close of business on July 9, 2015;

WHEREAS, the Rights Agreement provides that if any person or group becomes an Acquiring Person, then each Right (other than the Rights held by the Acquiring Person and certain affiliated persons) would become exercisable and could, among other things, entitle the holders of Rights to purchase securities or assets of the Company (or, in certain cases, securities of certain other entities), upon the terms and subject to the conditions set forth in the Rights Agreement;

WHEREAS, the Board of Directors of the Company has determined that it is in the best interest of the Company and its stockholders to allow Birch Run Capital Advisors, LP and its Affiliates and Associates (“Birch Run”) to purchase certain additional shares of the Common Stock of the Company without Birch Run being deemed an Acquiring Person, which could result in the Rights becoming exercisable;

WHEREAS, Section 27 of the Rights Agreement permits the Company, from time to time, to supplement or amend the Rights Agreement without the approval of any holders of Rights;

WHEREAS, on November 16, 2015, the Board of Directors of the Company adopted a resolution approving the execution of this Amendment and, pursuant to Section 27 of the Rights Agreement, hereby amends the Rights Agreement as set forth herein; and

WHEREAS, all acts and things necessary to make this Amendment a valid agreement, enforceable according to its terms, have been done and performed, and the execution and delivery of this Amendment by the Company and the Rights Agent have been in all respects duly authorized by the Company and the Rights Agent.

NOW, THEREFORE, in consideration of the rights and obligations contained herein, and for other good and valuable consideration, the adequacy of which is hereby acknowledged, the parties agree as follows:

Section 1. Amendment of the definition of “Exempted Entity”. The definition of “Exempted Entity” in Section 1(j) of the Rights Agreement is hereby amended by deleting such definition in its entirety and replacing it with the following:

(j) “Exempted Entity” shall mean (1) the Company, (2) any Subsidiary (as defined below) of the Company (in the case of subclauses (1) and (2) including, without limitation, in its fiduciary capacity), (3) any employee benefit plan of the Company or of any Subsidiary of the Company, (4) any entity or trustee holding Common Stock for or pursuant to the terms of any such plan or for the purpose of funding any such plan or funding other employee benefits for employees of the Company or of any Subsidiary of the Company, or (5) Birch Run Capital Advisors, LP and its Affiliates and Associates (“Birch Run”); provided, however, that Birch Run shall cease to be an Exempted Entity upon Birch Run, together with its Affiliates and Associates, becoming the Beneficial Owner of shares of Common Stock having 25% or more of the total voting power of all shares of Common Stock then outstanding (it being understood that Birch Run shall not be deemed to be an “Acquiring Person” in accordance with clause (y) of the definition thereof as the result of an acquisition of shares of Common Stock by the Company which, by reducing the number of shares outstanding, increases the proportionate number of shares beneficially owned by Birch Run such that such Birch Run beneficially owns shares of Common Stock having 25% or more of the total voting power of all shares of Common Stock then outstanding; provided, however, that if Birch Run shall become the Beneficial Owner of shares of Common Stock having 25% or more of the total voting power of all shares of Common Stock then outstanding by reason of such share acquisitions by the Company and thereafter becomes the Beneficial Owner of any additional shares of Common Stock (other than pursuant to a dividend or distribution paid or made by the Company on the outstanding Common Stock or pursuant to a split or subdivision of the outstanding Common Stock), then Birch Run shall cease to be an Exempted Entity and shall be deemed to be an “Acquiring Person,” subject to the proviso set forth in the first sentence of Section 1(a), unless upon the consummation of the acquisition of such additional shares of Common Stock Birch Run does not beneficially own shares of Common Stock having 25% or more of the total voting power of all shares of Common Stock then outstanding.)”

Section 2. Amendment of the definition of “Beneficial Owner”. The definition of “Beneficial Owner”, “Beneficial Ownership” and “beneficially own” in Section 1(d) of the Rights Agreement is hereby amended by adding the following clause (zz) after clause (z) at the end of the final proviso of such definition:

“; and (zz) a Person shall not be deemed, solely for the purposes of determining whether such a Person is an “Acquiring Person” pursuant to the definition thereof, the Beneficial Owner of, to have “Beneficial Ownership” of or to beneficially own, shares of Common Stock (or securities convertible into, exchangeable into or exercisable for Common Stock) received by such Person for their services as a director of the Company pursuant to any director compensation program of the Company (it being understood that this clause (zz) shall have no applicability to any shares of Common Stock otherwise beneficially owned, held or acquired by such Person or their Affiliates or Associates in any way whatsoever whether before or after the date of this Agreement).”

Section 3. Entire Agreement. This Amendment constitutes the entire agreement of the parties hereto with respect to the subject matter hereof and supersedes all prior agreements and undertakings, both written and oral, between the parties hereto with respect to the subject matter hereof. Except as amended by this Amendment, the Rights Agreement shall continue in full force and effect.

Section 4. Severability. If any term or other provision of this Amendment is invalid, illegal or incapable of being enforced by any law or public policy, all other terms and provisions of this Amendment shall nevertheless remain in full force and effect so long as the economic or legal substance of the transactions contemplated by this Amendment is not affected in any manner materially adverse to any party. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Amendment so as to effect the original intent of the parties as closely as possible in an acceptable manner in order that the transactions contemplated by this Amendment are consummated as originally contemplated to the greatest extent possible.

Section 5. Counterparts. This Amendment may be executed in any number of counterparts and each of such counterparts shall for all purposes be deemed to be an original, and all such counterparts shall together constitute but one and the same instrument. A signature to this Amendment executed and/or transmitted electronically shall have the same authority, effect and enforceability as an original signature.

Section 6. Governing Law. This Amendment shall be deemed to be a contract made under the laws of the State of Maryland and for all purposes shall be governed by and construed in accordance with the laws of such State applicable to contracts to be made and performed entirely within such State, provided, however, that all provisions regarding the rights, duties, liabilities and obligations of the Rights Agent shall be governed by and construed in accordance with the laws of the state of New York applicable to contracts made and to be performed entirely within such state, without regard to the principles or rules concerning conflicts of laws which might otherwise require application of the substantive laws of another jurisdiction.

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IN WITNESS WHEREOF, the Company and the Rights Agent have caused this Amendment to be executed as of the date first written above by their respective officers thereunto duly authorized.

WALTER INVESTMENT MANAGEMENT CORP.

By:	/s/ Denmar J. Dixon
Name: Denmar J. Dixon
Title: Vice Chairman and Chief Executive Officer

COMPUTERSHARE TRUST COMPANY, N.A.

By:	/s/ Tyler Haynes
Name: Tyler Haynes
Title: Vice President

[Signature Page to Rights Agreement Amendment]